Exhibit 99.1

SURGE GLOBAL ENERGY ANNOUNCES ACQUISITION OF PAWNEE COUNTY, OKLAHOMA PROPERTY

SOLANA BEACH, Calif., December 14, 2009 (GLOBE NEWSWIRE) - -

On December 8, 2009,  Surge Global Energy, Inc. (“Surge”) acquired a 75% working interest (until payout) in four, and up to ten, existing oil and gas wells which had been drilled, and were producing previously, on a 40-acre lease in Pawnee County, Oklahoma for $300,000 under a purchase and equipment lease agreement with Mandalay Energy Resources, LLC. The terms of the agreement provide for the funds to be paid directly to Cavu Resources, Inc. under a turnkey contract to be used for rework and new equipment on the four oil and gas wells. The rework and equipment costs will be repaid to Surge in monthly installments of 75% of net income received from oil and gas purchaser each month up to a total of $40,000 per month until a total of $354,000 is paid in full. After payout, Surge will retain a 25% working interest in the property.  Surge has the right to increase its investment in the property to 10 wells on the payment of an additional $364,000.  Surge also has received an area of mutual interest on surrounding acreage and a security interest in the property until the lease is paid in full. The 40 acre  property is projected to have reserves of 133,000 barrels of oil and gas equivalents from 10 wells and Surge’s 25% share is projected to equal 33,000 gross barrels of reserves.

Surge will use existing cash on hand and may also sell additional common shares to finance this acquisition.

E.  Jamie Schloss, CEO of Surge, stated “We are pleased with the acquisition of the Pawnee County property and it is a major step in the Company’s transition to an operating oil & gas company.”

ABOUT SURGE GLOBAL ENERGY, INC.

Surge is engaged in the acquisition of crude oil and natural gas properties in the United States and Canada. Surge also seeks investment in developing oil and natural gas projects and companies engaged in alternative fuel technologies.

Surge is committed to the creation of a diversified portfolio of oil and natural gas producing properties. Surge will maximize shareholder value by targeting low and medium risk projects that create meaningful reserves, production and cash flow. Energy investments include companies developing alternative fuel technologies.

Surge owns two leases in Green Valley, Nevada, on which it intends to drill for oil in 2010 in addition to the Pawnee County property. Surge also owns stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (CDNX:NPE.V), which is listed on the TSX Venture Exchange.  Surge has approximately 31.5 million shares of common stock outstanding and 41.5 million shares fully diluted.  Surge has no long term debt.

For more information on Surge please visit our website at: www.surgeglobalenergy.com

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Exchange Act Reports on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K and the risk factors contained therein.

Contact

                   Surge Global Energy, Inc.
                   E.  Jamie Schloss, CEO
                   858-720-9900